EX-99.B-77C

SUB-ITEM 77C:          Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors International Growth Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1:          To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
49,597,572.880	1,608,931.889

Jarold W. Boettcher
For	Against
49,575,229.782	1,631,274.987

James M. Concannon
For	Against
49,576,662.780	1,629,841.989

John A. Dillingham
For	Against
49,529,334.625	1,677,170.144

David P. Gardner
For	Against
49,511,208.168	1,695,296.601

Joseph Harroz, Jr.
For	Against
49,596,808.643	1,609,696.126

John F. Hayes
For	Against
49,414,118.579	1,792,386.190

Robert L. Hechler
For	Against
49,362,836.592	1,844,668.177

Albert W. Herman
For	Against
49,519,487.709	1,687,017.060

Henry J. Herrmann
For	Against
49,599,044.272	1,607,460.497

Glendon E. Johnson, Sr.
For	Against
49,424,390.146	1,782,114.623

Frank J. Ross, Jr.
For	Against
49,591,459.269	1,615,045.500

Eleanor B. Schwartz
For	Against
49,548,000.011	1,658,504.758

Proposal 2:          To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
47,649,987.499	1,433,360.248	1,658,597.154